EXHIBIT 99.1

              OBAN MINING INC. SIGNS PLAN OF REORGANIZATION FOR THE
                  ACQUISITION OF IKONA GEAR INTERNATIONAL, INC.

Vancouver, BC October 17, 2003 - Oban Mining Inc. (OTCBB: OBAN) announces that it has signed an Agreement and Plan of Reorganization to acquire all of the issued and outstanding shares of Ikona Gear International, Inc. According to the terms of the Agreement, Oban has agreed to issue up to 15,041,633 shares of its common stock in exchange for all of the issued shares of Ikona. Closing of the transaction requires that a minimum of 80% of the Ikona shares be surrendered for exchange on closing. Also on closing, the board of directors will be changed such that control of Oban's board will change from Richard Achron to the current directors and controlling shareholders of Ikona being Laith Nosh, Dal Brynelsen, Barrie Freeke and Simon Anderson. The closing is to occur on or before October 31, 2003 unless another date is agreed to between the parties. There can be no assurance that the transactions with Ikona will close.

Ikona is in the business of marketing and further developing a patented gearing system for multiple industrial applications. It is a development stage company with a head office in Vancouver, British Columbia Canada.

Oban also announces that it has closed a private placement of 314,000 shares of its common stock at $0.50 per share for total proceeds of $157,000. Oban will provide Ikona with bridge financing in the amount of $155,000 for a one year term at an interest rate of 10% compounded annually. If the Plan of Reorganization is not closed, for whatever reason, then Ikona has agreed to enter into a general security agreement to provide Oban with a first charge against Ikona's assets including the patents for the gearing system.

Oban currently has authorized capital of 100,000,000 shares of commons stock of which 21,314,000 shares are outstanding. In the event that the Plan of Reorganization is completed and in accordance with that agreement, Richard Achron, Oban's current sole director and senior officer, will surrender 14,500,000 shares of common stock to Oban's treasury for cancellation on closing. If 100% of the Ikona shares are exchanged on closing, Oban will then have approximately 21,941,633 shares of common stock outstanding, of which the Ikona shareholders will hold 15,041,633 shares.


This press release contains forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained under the heading of Risk Factors listed from time to time in the Company's filings with the Securities and Exchange Commission. There can be no assurances that the Company will complete the Plan of Reorganization and acquire Ikona Gear International, Inc. and even if the Plan is completed, that Ikona will be successful in developing, marketing and generating any revenues for the Company.

By order of the Board of Directors

/s/ Richard Achron, President

Corporate Information:
----------------------
Ph:  604-275-8994

Ikona Gear International, Inc.
Mr.  Dal  Brynelsen
VP  Business  Development  &  Corporate  Finance
(604)  685-5510
Website:  www.ikonagear.com


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